Exhibit 10.62

1.       BASIC TERMS. This Section 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below. Other Sections of the Lease referred to in this Section 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Tern)s.

1.1.                Effective Date of Lease: 12/20, 2006

1.2.                Landlord: Carlyle(FR Houston Investors, L.P., a Delaware limited partnership

1.3.                Tenant: MCFSA, LTD., a Texas limited partnership

1.4.                Premises: Approximately 5,228 rentable square feet in the building commonly known as 10624 Rockley Road, Houston, Texas 77099 (the “Building”). The Premises are depicted on Exhibit A-1.

1.5.                Property: See Exhibit A.

1.6.                Lease Term: Four (4) years Three (3) months Five (5) days (“Term”), commencing December 27, 2006 (“Commencement Date”) and ending March 31, 2011, subject to Section 2.3 below (“Expiration Date”).

1.7.                Permitted Uses: (See Section 4.1) Security systems installation and general office use.

1.8.                Tenant’s Guarantor: None.

1.9.                Brokers:

(A) Tenant’s Broker:                             Trammel! Crow Co. (Patrick Rollin~); and

(B) Landlord’s Broker:                     FR Brokerage Services, Inc.

1.10.          Security/Damage Deposit: (See Section 4.4) $13,592.80 Provided Tenant has not been in default of any terms or conditions of this Lease, twenty- four (24) months from the Lease Commencement Date, Landlord agrees to credit $6,796.40 of Tenant’s Security Deposit as Rent to Tenant’s account with Landlord.

1.11.          Initial Estimated Additional Rent Payable by Tenant: $901.83 per month

1.12.          Tenant’s Proportionate Share: 17.95 % of the Building.

1.13.          Exhibits to Lease: The following exhibits are attached to and made a part of this Lease: A (Legal Description); A-1 (Depiction of Premises to Tenant Specs); B (Tenant Operations Inquiry Form); C (Landlord’s Work); D (Confirmation of Commencement Date); E (Broom Clean Condition and Repair Requirements); F (Termination Option); and G (Tenant Contact Information).

2.                         LEASE OF PREMISES; RENT.

2.1.  Lease of Premises for Lease Term. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

2.2.  Types of Rental Payments. Tenant shall pay net base rent to Landlord in monthly installments, in advance, on the first day of each and every calendar month during the Term of this Lease (the “Base Rent”) in the amounts and for the periods as set forth below:

Rental Payments

	Monthly Net Base	Estimated	Total Estimated
Lease Period	Rent	Additional Rent	Monthly Rent
December 27, 2006- March 31, 2007	$0.00	$0.00	$0.00

April 1, 2007-March 31, 2008	$2,496.37	$901.83	$3,398.20

April 1, 2008 - March 31, 2009	$2,574.79	$901.83	$3,476.62

April 1, 2009-March 31, 2010	$2,653.21	$901.83	$3,555.04

April 1, 2010-March 31, 2011	$2,731.63	$901.83	$3,633.46

Tenant shall also pay (a) Tenant’s Proportionate Share (as set forth in Section 1.12) of Operating Expenses (as hereinafter defined), and (b) any other amounts owed by Tenant hereunder (collectively, “Additional Rent”). In the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within 5 days of the date when due, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Carlyle/FR Houston Investors, LOCKBOX 730259 (or such other entity designated as Landlord’s management agent, if any, and if Landlord so appoints such a management agent, the “Agent”), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

2.3.   Covenants Concerning Rental Payments. Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff. No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord. If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the Term shall be prorated on a per diem basis (based on a 360 day, 12 month year) and paid to Landlord on the Commencement Date, and the Term will be extended to terminate on the last day of the calendar month in which the Expiration Date stated in Section 1.6 occurs.

3.    OPERATING EXPENSES.

3.1.   Definitional Terms Relating to Additional Rent. For purposes of this Section and other relevant provisions of the Lease:

3.1.1. Operating Expenses. The term “Operating Expenses” shall mean all costs and expenses paid or incurred by Landlord with respect to, or in connection with, the ownership, repair, restoration, maintenance and operation of the Property. Operating Expenses may include, but are not limited to, any or all of the following: (i) services provided directly by employees of Landlord or Agent in connection with the operation, maintenance or rendition of other services to or for the Property (including, but not limited to, the Common Areas); (ii) to the extent not separately metered, billed, or furnished, all charges for utilities and services furnished to either or both of the Property and the Premises, including, without limitation, the Common Areas (as hereinafter defined), together with any taxes on such utilities; (iii) all market-based premiums for commercial property, casualty, general liability, boiler, flood, earthquake, terrorism and all other types of insurance provided by Landlord and relating to the Property, all reasonable administrative costs incurred in connection with the procurement and implementation of such insurance policies, and all deductibles paid by Landlord pursuant to insurance policies required to be maintained by Landlord under this Lease; (iv) management fees to Landlord or Agent or other persons or management entities actually involved in the management and operation of the Property, which management fee shall not exceed 4% per annum of all Rent, collected from all tenants in the Property; (y) any capital improvements made by, or on behalf of, Landlord to the Property that are either or both (a) designed to reduce Operating Expenses and  (b) required to keep the Property in compliance with all governmental laws, rules and regulations applicable thereto, from time to time, the cost of which capital improvements shall be reasonably amortized by Landlord over the useful life of the improvement, in accordance with generally accepted accounting principles; (vi) all professional fees incurred in connection with the operation, management and maintenance of the Property; (vii) Taxes, as hereinafter defined in Section 3.1.2; and (viii) dues, fees or other costs and expenses, of any nature, due and payable to any association or comparable entity to which Landlord, as owner of the Property, is a member or otherwise belongs and that governs or controls any aspect of the ownership and operation of the Property; (ix) any real estate taxes and common area maintenance expenses levied against, or attributable to, the Property under any declaration of covenants, conditions and restrictions, reciprocal easement agreement or comparable arrangement that encumbers and benefits the Property and other real property (e.g., a business park); and (x) all costs and expenses incurred to maintain, repair and replace all or any of the Common Areas.

For the purpose of this Lease, Operating Expenses as defined above, excluding real estate taxes, insurance and utilities, shall be referred to as “Controllable Operating Expenses”. Landlord agrees that for the first Operating Year of the Lease, Tenant’s share of Controllable Operating Expenses shall not exceed Tenant’s share of the estimated amount impounded during the year for such expenses by more than ten percent (10)%and that for each Operating Year thereafter~ Tenant’s share of Controllable Operating Expenses shall not increase by more than ten percent (10)% over the Controllable Operating Expenses payable by Tenant for the preceding Operating Year. Tenant acknowledges that Landlord has limited control over increases in real estate taxes, insurance premiums and utilities, and that increases in such expenses shall not be subject to the limitation imposed on Controllable Operating Expenses.

3.1.2. Taxes. The term “Taxes,” as referred to in Section 3.1.1(vii) above shall mean (i) all governmental taxes, assessments, fees and charges of every kind or nature (other than Landlord’s income taxes), whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Property, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Property.  For purposes hereof, Tenant shall be responsible for any Taxes that are due and payable at any time or from time to time during the Term and for any Taxes that are assessed, become a lien, or accrue during any Operating Year, which obligation shall survive the termination or expiration of this Lease.

Proportionate Share of Operating Expenses payable hereunder for the Operating Years in which the Term begins and ends shall be prorated to correspond to that portion of said Operating Years occurring within the Term. Tenant’s Proportionate Share of Operating Expenses and any other sums due and payable under this Lease shall be adjusted upon receipt of the actual bills therefore, and the obligations of this Section 3 shall survive the termination or expiration of the Lease.

3.3.    Payment of Additional Rent. Landlord shall have the right to reasonably estimate the Operating Expenses for each Operating Year.  Upon Landlord’s or Agent’s notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the “Estimated Additional Rent”) equal to the estimate of the Tenant’s Proportionate Share of Operating Expenses divided by 12 (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of the estimated amounts due from Tenant for that Operating Year). If the aggregate amount of Estimated Additional Rent actually paid by Tenant during any Operating Year is less than Tenant’s actual ultimate liability for Operating Expenses for that particular Operating Year, Tenant shall pay the deficiency within 30 days of Landlord’s Written demand therefore. If the aggregate amount of Estimated Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant’s actual liability for such Operating Year, the excess shall be credited against the Estimated Additional Rent next due from Tenant during the immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Term, Landlord or Agent shall pay Tenant the then-applicable excess promptly after determination thereof.

4.    USE OF PREMISES AND COMMON AREAS; SECURITY DEPOSIT.

4.1.   Use of Premises and Property.       The Premises shall be used by the Tenant for the purpose(s) set forth in Section 1.7 above and for no other purpose whatsoever. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises or the Property, in any manner that may (a) violate any Certificate of Occupancy for the Premises or the Property; (b) cause, or be liable to cause, injury to, or in any way impair the value or proper utilization of, all or any portion of the Property (including, but not limited to, the structural elements of the Property) or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies or the rules and regulations of the Property, including any covenant, condition or restriction affecting the Property; (d) exceed the load bearing capacity of the floor of the Premises; (e) impair or tend to impair the character, reputation or appearance of the Property; or (f) unreasonably annoy, inconvenience or disrupt the operations or tenancies of other tenants or users of the Property. On or prior to the date hereof, Tenant has completed and delivered for the benefit of Landlord a “Tenant Operations Inquiry Form” in the form attached hereto as Exhibit B describing the nature of Tenant’s proposed business operations at the Premises, which form is intended to, and shall be, relied upon by Landlord. From time to time during the Term (but no more often than once in any twelve month period unless Tenant is in default hereunder or unless Tenant assigns this Lease or subleases all or any portion of the Premises, whether or not in accordance with Section 8), Tenant shall provide an updated and current Tenant Operations Inquiry Form upon Landlord’s request.

4.2.   Use of Common Areas. As used herein, “Common Areas” shall mean all areas within the Property that are available for the common use of tenants of the Property and that are not leased or held for the exclusive use of Tenant or other tenants or licensees, including, but not limited to, parking areas, driveways, sidewalks, loading areas, access roads, corridors, landscaping and planted areas. Tenant shall have the nonexclusive right to use the Common Areas for the purposes intended, subject to such reasonable rules and regulations as Landlord may uniformly establish from time to time.  Tenant shall not interfere with the rights of any or all of Landlord, other tenants or licensees, or any other person entitled to use the Common Areas. Without limitation of the foregoing, Tenant shall not park or store any vehicles or trailers on, or conduct truck loading and unloading activities in, the Common Areas in a manner that unreasonably disturbs, disrupts or prevents the use of the Common Areas by Landlord, other tenants or licensees or other persons entitled to use the Common Areas. Landlord, from time to time, may change any or all of the size, location, nature and use of any of the Common Areas although such changes may result in inconvenience to Tenant, so long as such changes do not materially and adversely affect Tenant’s use of the Premises. In addition to the foregoing, Landlord may, at any time, close or suspend access to any Common Areas to perform any acts in the Common Areas as, in Landlord’s reasonable judgment, are desirable to improve or maintain either or both of the Premises and the Property, or are required in order to satisfy’ Landlord’s obligations under this Lease; provided, however, that Landlord shall use reasonable efforts to limit any disruption of Tenant’s use and operation of the Premises in connection therewith. Notwithstanding anything contained in this Lease to the contrary, if at any time, Landlord determines, in its sole discretion, that the parking areas at the Property are or have become overburdened, Landlord may allocate parking on a proportionate basis or assign parking spaces among all tenants at the Property.

4.3.   Signage. Tenant shall not affix any sign of any size or character to any portion of the Property, without prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to either or both of the Property and the Premises caused by, or resulting from, such removal.

4.4.   Security/Damage Deposit. Simultaneously with the execution and delivery of this Lease, Tenant shall deposit with Landlord or Agent the sum set forth in Section 1.10 above, in cash (the to, amounts due under Section 22.2 of this Lease as a consequence of termination of this Lease or Tenant’s right to possession), in addition to any other remedies available to Landlord. In the event the Security is so applied, Tenant shall, upon demand, immediately deposit with Landlord or Agent a sum equal to the amount so used. If Tenant fully and faithfully complies with all the covenants and obligations hereunder, the Security (or any balance thereof) shall be returned to Tenant within 30 days after the last to occur of (i) the date the Term expires or terminates or (ii) delivery to Landlord of possession of the Premises.  Landlord may deliver the Security to any lender with a mortgage lien encumbering the Property or to any Successor Landlord (defined below), and thereupon Landlord and Agent shall be discharged from any further liability with respect to the Security.

5.    CONDITION AND DELIVERY OF PREMISES.

5.1.   Condition of Premises. Tenant agrees that Tenant is familiar with the condition of both the Premises and the Property, and Tenant hereby accepts the foregoing on an “AS-IS,” “WHERE-IS” basis, except as is otherwise expressly and specifically described on Exhibit C attached hereto and incorporated herein by this reference, it being understood that, if Landlord has agreed to perform any tenant improvements in or to the Premises in consideration of Tenant’s entry into this Lease (collectively, “Landlord’s Work”), all of Landlord’s Work shall be described on Exhibit C.  Tenant acknowledges that neither Landlord nor Agent, nor any representative of Landlord, has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection of the foregoing. Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except as expressly and specifically set forth in this Lease, including, but not limited to, Exhibit C.

5.2.   Delay in Commencement. Landlord shall not be liable to; Tenant if Landlord does not deliver possession of the Premises to Tenant on the Commencement Date. The obligations of Tenant under the Lease shall not be affected thereby, except that the Commencement Date shall be delayed until Landlord delivers possession of the Premises to Tenant, and the Lease Term shall be extended by a period equal to the number of days of delay in delivery of possession of the Premises to Tenant, plus the number of days necessary to end the Lease Term on the last day of a month.

5.3.   Confirmation of Commencement Date. Upon Landlord’s delivery of possession, and as a condition precedent to such delivery, of the Premises to Tenant, and Tenant shall deliver to Landlord a Confirmation of Commencement Date in substantially the form attached hereto as Exhibit D.

6.     SUBORDINATION; ESTOPPEL CERTIFICATES; ATTORNMENT.

6.1.   Subordination and Attornment. This Lease is and shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting either or both of the Premises and the Property and (b) any mortgage or deed of trust that may now exist or hereafter be placed upon, and encumber, any or all of (x) the Property; (y) any ground leases or underlying leases for the benefit of the Property; and (z) all or any portion of Landlord’s interest or estate in any of said items. Tenant shall execute and deliver, within ten (10) days of Landlord’s request, and in the form reasonably requested by Landlord (or its lender), any documents evidencing the subordination of this Lease. Tenant hereby covenants and agrees that Tenant shall attorn to any successor to Landlord.

6.2.   Estoppel Certificate. Tenant agrees, from time to time and within 10 days after request by Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating such matters pertaining to this Lease as may be reasonably requested by Landlord. Failure by Tenant to timely execute and deliver such certificate shall constitute a Default, as defined below (without any obligation to provide any notice thereof or any opportunity to cure such failure to timely perform).

6.3.   Transfer by Landlord. In the event of a sale or conveyance by Landlord of the Property, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to

Landlord’s successor in interest (“Successor Landlord”) with respect thereto and agrees to attorn to such successor.

7.     QUIET ENJOYMENT. Subject to the provisions of this Lease, so long as Tenant pays all of the Rent and performs all of its other obligations hereunder, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord; provided, however, in addition to Landlord’s rights under Section 16 and elsewhere in this Lease, Landlord and Landlord’s agents, employees, contractors and representatives shall be provided reasonable access to the Premises such that Landlord and Landlord’s agents, employees, contractors and representatives may perform the General Maintenance Services (as hereinafter defined) without undue interruption, delay or hindrance. This covenant shall be construed as a covenant running with the Property and is not a personal covenant of Landlord.  Tenant shall not unreasonably interrupt, delay, prevent or hinder the performance of the General Maintenance Services by or on behalf of Landlord. Notwithstanding the foregoing, however, Tenant acknowledges and agrees that Landlord shall have the unfettered and unilateral right to use portions of the Common Areas (inclusive of the roof of the Building) for such purposes and uses as Landlord may desire; provided, however, that in all events and under all circumstances.

8.     ASSIGNMENT AND SUBLETTING. Tenant shall not (a) assign (whether directly or indirectly), in whole or in part, this Lease, or (b) allow this Lease to be assigned, in whole or in part, by operation of law or otherwise, including, without limitation, by transfer of a controlling interest (i.e. greater than a 25% interest) of stock, membership interests or partnership interests, or by merger or dissolution, which transfer of a controlling interest, merger or dissolution shall be deemed an assignment for purposes of this Lease, or (c) mortgage or pledge the Lease, or (d) sublet the Premises, in whole or in part, without (in the case of any or all of (a) through (d) above) the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant may, however, assign this Lease or sublease a portion of the Premises to a wholly-owned subsidiary, provided that Tenant advises Landlord, in writing, in advance, and otherwise complies with the succeeding provisions of this Section 8. In no event shall any assignment or sublease ever release Tenant or any guarantor from any obligation or liability hereunder; and in the case of any assignment, Landlord shall retain all rights with respect to the Security. Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee’s assumption of all obligations of Tenant hereunder. Regardless of whether or not an assignee or sublessee executes and delivers any documentation to Landlord pursuant to the preceding sentence, any assignee or sublessee shall be deemed to have automatically attorned to Landlord in the event of any termination of this Lease. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant. In the event of an assignment of this Lease and the payment of consideration from the assignee to the Tenant in connection therewith, 50% of such consideration shall be paid to Landlord. With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant is greater than (on a pro rata and proportionate basis) the total Rent required to be paid, from time to time, under this Lease, Tenant shall pay to Landlord fifty percent (50%) of such excess as received from any subtenant and such amount shall be deemed a Component of the Additional Rent.

9.     COMPLIANCE WITH LAWS.

9.1.    Compliance with Laws. Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions in connection with the enforcement thereof (collectively, “Laws”), pertaining to either or both of the Premises and Tenant’s use and occupancy thereof, and including, but not limited to, all Laws concerning or addressing matters of an environmental nature. If any license or permit is required for the conduct of Tenant’s business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain such license or permit in good standing throughout the Term. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Law or requirement of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof.

9.2.    Hazardous Materials. If, at any time or from time to time during the Term (or any extension thereof), any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in either or both of the Premises and the Property by, or as a result of any act or omission of, any or all of Tenant and any or all of Tenant’s Parties (defined below): (i) Tenant shall, at its own cost, at all times comply (and cause all others to comply) with all Laws relating to Hazardous Materials, and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises or any portion of the Property, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; (iii) Landlord, Agent and their respective agents and employees shall have the right to either or both (x) enter the Premises and (y) conduct appropriate tests, at Tenant’s expense, for the purposes of ascertaining Tenant’s compliance with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property; and (iv) upon written request by Landlord or Agent, Tenant shall cause to be performed, and shall provide Landlord with the results o1 reasonably appropriate tests of air, water or soil to demonstrate that Tenant complies with all applicable Laws or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from all or any portion of either or both of the Premises and the Property. This Section 9.2 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this Section 9. Tenant covenants to investigate, clean up and otherwise remediate, at Tenant’s sole expense, any release of Hazardous Materials caused, contributed to, or created by any or all of (A) Tenant and (B) any or all of Tenant’s officers, directors, members, managers, partners, invitees, agents, employees, contractors or representatives (“Tenant Parties”) during the Term.    Such investigation and remediation shall be performed only after Tenant has obtained Landlord’s prior written consent; provided, however, that Tenant shall be entitled to respond (in a reasonably appropriate manner) immediately to an emergency without first obtaining such consent. All remediation shall be performed in strict compliance with Laws and to the reasonable satisfaction of Landlord. Tenant shall not enter into any settlement agreement, consent decree dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Law. The undertakings, covenants and obligations imposed on Tenant under this Section 9.2 shall survive the termination or expiration of this Lease.

10.    INSURANCE.

10.1.       Insurance to be Maintained by Landlord. Landlord shall maintain: (a) a commercial property insurance policy covering the Property (at its full replacement cost), but excluding Tenant’s personal property; (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Property and otherwise resulting from any acts and operations of Landlord, its agents and employees; (c) rent loss insurance; and (d) any other insurance coverage deemed appropriate by Landlord or required by Landlord’s lender.  All of the coverages described in (a) through (d) shall be determined from time to time by Landlord, in its sole~ discretion. All insurance maintained by Landlord shall be in addition to and not in lieu of the insurance required to be maintained by the Tenant.

10.2.       Insurance to be Maintained by Tenant. Tenant shall purchase, at its own expense, and keep in force at all times during this Lease the policies of insurance set forth below (collectively, “Tenant’s Policies”). All Tenant’s Policies shall (a) be issued by an insurance company with a Best’s rating of A or better and otherwise reasonably acceptable to Landlord and shall be licensed to do business in the state in which the Property is located; (b) provide that said insurance shall not be canceled or materially modified unless 30 days’ prior written notice shall have been given to Landlord; (c) provide for deductible amounts that are reasonably acceptable to Landlord (and its lender, if applicable) and (d) otherwise be in such form, and included such coverages, as Landlord may reasonably require.  The Tenant’s Policies described in (i) and (ii) below shall (1) provide coverage on an occurrence basis; (2) name Landlord: Carlyle/FR Houston Investors, L.P. (and its lender, if applicable) as an additional insured; (3) provide coverage, to the extent insurable, for the indemnity obligations of Tenant under this Lease; (4) contain a separation of insured parties provision; (5) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; and (6) provide coverage with no exclusion for a pollution incident arising from a hostile fire.  All Tenant’s Policies (or, at Landlord’s option, Certificates of Insurance and applicable endorsements, including, without limitation, an “Additional Insured-Managers or Landlords of Premises’ endorsement) shall be delivered to Landlord prior to the Commencement Date and renewals thereof shall be delivered to Landlord’s notice addresses at least 30 days prior to the applicable expiration date of each Tenant’s Policy. In the event that Tenant fails, at any time or from time to time, to comply with the requirements of the preceding sentence, Landlord may (x) order such insurance and charge the cost thereof to Tenant, which amount shall be payable by Tenant to Landlord upon demand, as Additional Rent or (y) impose on Tenant, as Additional Rent, a monthly delinquency fee, for each month during which Tenant fails to comply with the foregoing obligation, in an amount equal to five percent (5%) of the Base Rent then in effect. Tenant shall give prompt notice to Landlord and Agent of any bodily injury, death, personal injury, advertising injury or property damage occurring in and about the Property.

Tenant shall purchase and maintain, throughout the Term, a Tenant’s Policy(ies) of (i) commercial generalor excess liability insurance, including personal injury and property damage, in the amount of not less than $1,000,000.00 per occurrence, and $2,000,000.00 annual general aggregate, per location; (ii) comprehensive automobile liability insurance covering Tenant, against any personal injuries or deaths of persons and property damage based upon or arising out of the ownership, use, occupancy or maintenance of a motor vehicle at the Premises and all areas appurtenant thereto in the amount of not less than $1,000,000, combined single limit; (iii) commercial property insurance covering Tenant’s personal property (at its full replacement cost); and (iv) workers’ compensation insurance per the applicable state statutes covering all employees of Tenant; and if Tenant handles, stores or utilizes Hazardous Materials in its business operations, (v) pollution legal liability insurance.

10.3.       Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other’s officers, directors, constituent partners, members, agents and employees, and Tenant further waives such rights against (a) each lessor under any ground or underlying lease encumbering the Property and (b) each lender under any mortgage or deed of trust or other lien encumbering the Property (or any portion thereof or interest therein), to the extent any loss is insured against or required to be insured against under this Lease, including, but not limited to, losses, deductibles or self-insured retentions covered by Landlord’s or Tenant’s commercial property, general liability, automobile liability or workers’ compensation policies described above, This provision is intended to waive, fully and for the benefit of each party to this Lease, any and all rights and claims that might give rise to a right of subrogation by any insurance earner. Each party shall cause its respective insurance policy(ies) to be endorsed to evidence compliance with such waiver.

11.    ALTERATIONS.          Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as “Alterations”), provided that either (x) Tenant first obtains the written consent of Landlord or (y) the aggregate costs that Tenant shall incur in order to perform the then-applicable Alterations, together with those costs that Tenant incurred to perform any Alterations during the preceding twelve (12) month period do not exceed $1,000, 000 on an aggregate basis, and do not exceed the performance and installation of the Alterations. Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant’s expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) if Landlord’s consent is required for the planned Alteration, submit to Landlord, for its written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received Landlord’s approval (if required); and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance (providing the same coverages as required in Section 10.2 above) and workers’ compensation insurance. Such insurance policies shall satisfy the obligations imposed under Section 10.2. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, Laws and requirements of public authorities, and with Landlord’s reasonable rules and regulations or any other restrictions that Landlord may impose on the Alterations. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Property established by Landlord. With respect to any and all Alterations for which Landlord’s consent is required, Tenant shall provide Landlord with “as built” plans, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers. If Landlord’s consent to any Alterations is required, and Landlord provides that consent, then at the time Landlord so consents, Landlord shall also advise Tenant whether or not Landlord shall require that Tenant remove such Alterations at the expiration or termination of this Lease.  If Landlord requires Tenant to remove the Alterations, then, during the remainder of the Term, Tenant shall be responsible for the maintenance of appropriate commercial property insurance pursuant to Section 10.2) therefor; however, if Landlord shall not require that Tenant remove the Alterations, such Alterations shall constitute Landlord’s Property and Landlord shall be responsible for the insurance thereof pursuant to Section 10.1.

12.       LANDLORD’S AND TENANT’S PROPERTY. All fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord requires their removal (including, but not limited to, Alterations pursuant to Section 11). Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed and paid for by Tenant, shall also constitute Landlord’s Property and shall not be removed by Tenant. Not withstanding anything herein to the contrary, the exterior sign (the “sign”) placed on the Premises by Tenant shall not become Landlord’s Property and Tenant shall be required to remove sign upon expiration of the Term. In no event~ shall Tenant remove any of the following materials or equipment without Landlord’s prior written consent (which consent may be given or withheld in Landlord’s sole discretion): any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant’s personal property and any Alterations that Landlord requires be removed pursuant to Section 11, and Tenant shall repair (to Landlord’s reasonable satisfaction) any damage to the Premises or the Property resulting from either or both such installation and removal.  Any other items of Tenant’s personal property that remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be disposed of by Landlord, in Landlord’s sole and absolute discretion and without accountability, at Tenant’s expense. Notwithstanding the foregoing, if Tenant is in default under the terms of this Lease, Tenant may remove Tenant’s personal property from the Premises only upon the express written direction of Landlord.

13.       REPAIRS AND MAINTENANCE.

13.1.     Tenant Repairs and Maintenance.

13.1.1. Tenant Responsibilities. Except for events of damage, destruction or casualty to the Premises or Property (which are addressed in Section 18), throughout the Term, Tenant shall, at its sole cost and expense:  (i) both (x) maintain and preserve, in the same condition as exists on the Commencement Date, subject to normal and customary wear and tear (the “Same Condition”), and (y) perform any and all repairs and replacements required in order to so maintain and preserve, in the Same

Condition, the Premises and the fixtures and appurtenances therein (including, but not limited to, the Premises’ plumbing and HVAC systems, all doors, overhead or otherwise, glass and levelers located in the Premises or otherwise available in the Property for Tenant’s sole use; and excluding, however, only those specific components of the Premises for which Landlord is expressly responsible under Section 13.2); and (ii) except to the extent Landlord elects to repair and maintain the HVAC systems as part of General Maintenance Services, maintain, in full force and effect, a preventative maintenance and service contract with a reputable service provider for maintenance of the HVAC systems of the Premises (the “HVAC Maintenance Contract”). In addition to Tenant’s obligations under (i) and (ii) above, Tenant shall also be responsible for all costs and expenses incurred to perform any and all repairs and replacements (whether structural or non-structural; interior or exterior; and ordinary or extraordinary), in and to the Premises and the Property and the facilities and systems thereof, if and to the extent that the need for such repairs or replacements arises directly or indirectly from any act, omission, misuse, or neglect of any or all of Tenant, any of its subtenants, Tenant’s Parties.

13.1.2. General Maintenance Services. Notwithstanding any of the foregoing, however, from time to time during the Term, Landlord may elect, in its sole discretion and by delivery of written notice to Tenant, to perform on behalf of Tenant, all or some portion of the repairs, maintenance, restoration and replacement in and to the Premises required to be performed by Tenant under this Lease (any such repairs, maintenance, restoration and/or replacement activities that Landlord elects to perform on behalf of Tenant are herein collectively referred to as “General Maintenance Services”). Tenant shall reimburse Landlord for the cost or value of all General Maintenance Services provided by Landlord as Additional Rent, simultaneously with the payment of Operating Expenses as part of Estimated Additional Rent (on a monthly estimated basis subject to annual reconciliation, as described in Section 3.3 above). Unless and until Landlord affirmatively elects to provide General Maintenance Services, nothing contained herein shall be construed to obligate Landlord to perform any General Maintenance Services or, except as otherwise expressly provided in Section 13.2, to repair, maintain, restore or replace any portion of the Premises. Landlord may from time to time, in its sole discretion, (x) reduce or expand the scope of the General Maintenance Services that Landlord has elected to provide or (y) revoke its election to provide any or all of the General Maintenance Services, in either event, upon delivery of not less than thirty (30) days’ prior written notice to Tenant.

13.1.3. HVAC Maintenance Contract. The terms and provisions of any such HVAC Maintenance Contract shall require that the service provider maintain the Premises’ HVAC system in accordance with the manufacturer’s recommendations and otherwise in accordance with normal, customary and reasonable practices in the geographic area in which the Premises is located and for HVAC systems comparable to the Premises’ HVAC system. If Landlord does not elect to repair and maintain the HVAC systems as part of General Maintenance Services, or revokes such election at any time after having made such election, then, within 30 days following either (a) the Commencement Date or (b) the date on which Landlord advises Tenant that Landlord will no longer provide General Maintenance Services for the HVAC system, whichever date is applicable, Tenant shall procure and deliver to Landlord the HVAC Maintenance Contract. Thereafter, Tenant shall provide to Landlord a copy of renewals or replacements of such HVAC Maintenance Contract no later than 30 days prior to the then applicable expiry date of the existing HVAC Maintenance Contract. If Tenant fails to timely deliver to Landlord the HVAC Maintenance Contract (or any applicable renewal or replacement thereof), then Landlord shall have the right to contract directly for the periodic maintenance of the HVAC systems in the Premises and to charge the cost thereof back to Tenant as Additional Rent.

13.2.    Landlord Repairs. Notwithstanding anything to the contrary stated herein, Landlord shall repair, replace and restore the (a) foundation, exterior and interior load-bearing walls, roof structure and roof covering of the Property and (b) the Common Areas; provided, however, that in the cd~ of both (a) and (b): (i) all costs and expenses so incurred by Landlord to repair, replace and restore the above items shall constitute Operating Expenses; provided, however, that with respect to any costs incurred in the replacement context, those costs shall not constitute an Operating Expense except to the extent that such costs so qualify under Section 3.1.1(v); and (ii) notwithstanding (1) above, in the event that any such repair, replacement or restoration is a Tenant-Related Repair, then Tenant shall be required to reimburse Landlord for all costs and expenses that Landlord incurs in order to perform such Tenant-Related Repair, and such reimbursement shall be paid, in full, within 10 days after Landlord’s delivery of demand therefor.

14.    UTILITIES. Tenant shall purchase all utility services and shall provide for scavenger, cleaning and extermination services. As provided in Section 3.1.1. above, utility charges may be included within Operating Expenses; nevertheless, at Landlord’s election or with Landlord’s consent, (a) Tenant may pay the utility charges for its Premises directly to the utility or municipality providing such service, and in that event all charges shall be paid by Tenant before they become delinquent; and (b) Landlord may directly bill Tenant for its Proportionate Share of utility expenses when and as such expenses are incurred.  Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with such services.  Tenant’s use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (x) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (y) the HVAC systems of either or both of the Premises and the Property.

15.    INVOLUNTARY CESSATION OF SERVICES. Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop service of any or all of the HVAC, electric, sanitary, elevator (if any), and other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord or Agent, in good faith, deems necessary or (ii) any other cause beyond Landlord’s reasonable control. Further, it is also understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation of services to the Premises or to the Property that occurs as a result of causes beyond Landlord’s or Agent’s reasonable control. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of. the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of services persists for a period in excess of five (5) consecutive business days Tenant shall, as Tenant’s sole remedy, be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant.

16. LANDLORD’S RIGHTS.  Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the premises at any time or times upon reasonable prior notice (except in the event of emergency): (a) to examine and inspect the Premises and to show them to actual and prospective purchasers or mortgagees of the Property or providers of capital to Landlord and its affiliates; and in connection with the foregoing, to install a sign at or on the Property to advertise the Property for lease or sale; (b) to make such repairs, alterations, additions and improvements in or to all or any portion of either or both of the Premises and the Property, or the Property’s facilities and equipment as Landlord is required or desires to make. During the period of nine (9) months prior to the Expiration Date (or at any time, if Tenant has vacated or abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants. Additionally, Landlord and Agent shall have the following rights with respect to the Premises, exercisable without notice to Tenant, without liability to Tenant, and without being deemed an eviction or disturbance of Tenant’s use or possession of the Premises or giving rise to any claim for setoff or abatement of Rent: (i) to have pass keys, access cards, or both, to the Premises; and (ii) to decorate, remodel, repair, alter or otherwise prepare the Premises for reoccupancy at any time after Tenant vacates or abandons the Premises for more than 30 consecutive days or without notice to Landlord of Tenant’s intention to reoccupy the Premises.

17.     NON-LIABILITY AND INDEMNIFICATION.

17.1.    Non-Liability. Except with respect to Landlord’s indemnity under Section 17.3, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss. Further, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant (a) for any damage caused by other tenants or persons in, upon or about the Property, or caused by operations in construction of any public or quasi-public work, except as otherwise expressly provided in Section 17.3; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) for any defect in the Premises or the Property; (d) for injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Property, or from the pipes, appliances or plumbing work of the same, except as otherwise expressly provided in Section 17.3.

17.2.    Tenant Indemnification. Except for the Landlord’s gross negligence, sole negligence or willful misconduct, Tenant hereby indemnifies, defends, and holds Landlord, Agent, Landlord’s members and their respective affiliates, owners, partners, members, directors, officers, agents and employees (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Losses (defined below) arising from or in connection with any or all of: (a) the conduct or management of either or both the Property and the Premises or any business therein, or any work or Alterations done, or any condition created by any or all of Tenant and Tenant’s Parties in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant has possession of, or is given access to, the Premises; (b) any act, omission or negligence of any or all of Tenant and Tenant’s Parties; (c) any accident, injury or damage whatsoever occurring in, at or upon either or both of the Property and the Premises and caused by any or all of Tenant and Tenant’s Parties; (d) any breach by Tenant of any or all of its warranties, representations and covenants under this Lease; (e) any actions necessary to protect Landlord’s interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (I) the creation or existence of any Hazardous Materials in, at, on or under the Premises or the Property, if and to the extent brought to the Premises or the Property or caused by Tenant or any party within Tenant’s control; and (g) any violation or alleged violation by any or all of Tenant and Tenant’s Parties of any Law (collectively, “Tenant’s Indemnified Matters”). In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant’s Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to, or selected by, Landlord. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages (actual, but not consequential), penalties, fines, liabilities, losses of every kind and nature, Suits, administrative proceedings, costs and fees, including, without limitation, attorneys’ and consultants’ reasonable fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this Section 17.2 shall survive the expiration or termination of this Lease.

17.3.    Landlord Indemnification. Landlord hereby indemnifies, defends and holds Tenant harmless from and against any and all Losses actually suffered or incurred by Tenant as the sole and direct result of any negligent, willful or intentional acts or omissions of any or all of Landlord, Agent and any parties within the direct and sole control of either or both of Landlord and Agent. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant, whether under this Section 17.3 or any other provision of this Lease, shall be limited to the interest of Landlord in the Property, and Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency. The provisions of this Section 17.3 shall survive the expiration or termination of this Lease.

17.4.    Force Majeure. Neither the obligations of Tenant (except the obligation to pay Rent and the obligation to maintain insurance, and provide evidence thereof, in accordance with Section 10.2) nor those of Landlord shall be affected, impaired or excused, and neither Landlord nor Tenant shall have any liability whatsoever to the other, with respect to any act, event or circumstance arising out of either or both (a) Landlord’s or Tenant’s, as the case may be, failure to fulfill, or delay in fulfilling any of its obligations under this Lease (except, with respect to

18.    DAMAGE OR DESTRUCTION.

18.1.  Notification and Repair~ Rent Abatement.    Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises or the Property, and (b) any damage to, or defect in, any part or appurtenance of the Property’s sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof. In the event that, as a result of Tenant’s failure to promptly notify Landlord pursuant to the preceding sentence, Landlord’s insurance coverage is compromised or adversely affected, then Tenant is and shall be responsible for the payment to Landlord of any insurance proceeds that Landlord’s insurer fails or refuses to pay to Landlord as a result of the delayed notification.  Subject to the provisions of Section 18.2 below, if either or both of the Property and the Premises is damaged by fire or other insured casualty, Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Property an/or the Premises (except Tenant’s personal property) with reasonable dispatch after the adjustment of the insurance proceeds attributable to such damage. Landlord (or Agent, as the case may be) shall use its diligent, good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant’s use and occupancy of the Premises, but Landlord or Agent shall not be required to do such repair or restoration work except during normal business hours of business days. Provided that any damage to either or both of the Property and the Premises is not caused by, or is not the result of acts or omissions by, any or all of Tenant and Tenant’s Parties, if (i) the Property is damaged by fire or other casualty thereby causing the Premises to be inaccessible or (ii) the Premises are partially damaged by fire or other casualty, the1 Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

18.2.  Total Destruction. If the Property or the Premises shall be totally destroyed by fire or other casualty, or if the Property shall be so damaged by fire or other casualty that (iii the reasonable opinion of a reputable contractor or architect designated by Landlord): (1) its repair or restoration of the Premises requires more than 180 days or (ii) such repair or restoration requires the expenditure of more than (a) 80% of the full insurable value of the Premises immediately prior to the casualty or (b) 50% of the full insurable value of the Property immediately prior to the casualty, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within 10 days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises or the Property by Landlord. Additionally, if the damage (x) is less than the amount stated in (ii) above, but more than 10% of the full insurable value of the Property; and (y) occurs during the last two years of Lease Term, then Landlord, but not Tenant, shall have the option to terminate this Lease pursuant to the notice and within the time period established pursuant to the immediately preceding sentence. In the event of a termination pursuant to either of the preceding two (2) sentences, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding sentence. If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect. Notwithstanding the foregoing, if (A) any holder of a mortgage or deed of trust encumbering the Property or landlord pursuant to a ground lease encumbering the Property (collectively, “Superior Parties”) or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises or the Property, or (B) the issuer of any commercial property insurance policies on the Property fails to make available to Landlord sufficient proceeds for restoration of the Premises or the Property, then Landlord may, at Landlord’s sole option, terminate this Lease by giving Tenant written notice to such effect within 30 days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord’s election to terminate this Lease. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease by virtue of any delays in completion of repairs and restoration. For purposes of this Section 18.2 only, “full insurable value” shall mean replacement cost, less the cost of footings, foundations and other structures below grade.

19.    EMINENT DOMAIN. If the whole, or any substantial (as reasonably determined by Landlord)

portion, of the Property is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs, if less than a substantial portion of the Property is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Property affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease.  Notwithstanding the foregoing, any compensation specifically and independently awarded to Tenant for loss of business or goodwill, or for its personal property, shall be the property of Tenant.

20.    SURRENDER AND HOLDOVER. On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises: (a) Tenant shall quit and surrender the Premises to Landlord “broom-clean” (as defined by Exhibit E, attached hereto and incorporated herein by reference), and in a condition that would reasonably be expected with normal and customary use in accordance with prudent operating practices and in accordance with the covenants and requirements imposed under this Lease, subject only to ordinary date otherwise agreed to in writing by Landlord and Tenant. The obligations imposed under the first sentence of this Section 20 shall survive the termination or expiration of this Lease.  If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant’s right to possession:  (i) Tenant shall be deemed a tenant-at-will; (ii) Tenant shall pay 200% 150% of the aggregate of all Rent last prevailing hereunder, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant’s remaining in possession after the expiration or termination of this Lease; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated by either party hereto upon 30 days’ prior written notice given by the terminating party to the non-terminating party.  The provisions of this Section 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.

21.    EVENTS OF DEFAULT.

21.1.  Bankruptcy of Tenant. It shall be a default by Tenant under this Lease (“Default” or “Event of Default”) if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law, or an involuntary petition is filed against Tenant under any state or federal bankruptcy (including the United States Bankruptcy Code) or insolvency law that is not dismissed within 90 days after filing, or whenever a receiver of Tenant, or of, or for, the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature.

21.2.  Default Provisions. In addition to any Default arising under Section 21.1 above, each of the following shall constitute a Default: (a) if Tenant fails to pay Rent or any other payment when due hereunder within five days after written notice from Landlord of such failure to pay on the due date; provided, however, that if in any consecutive 12 month period, Tenant shall, on two (2) separate occasions, fail to pay any installment of Rent on the date such installment of Rent is due, then, on the third such occasion and on each occasion thereafter on which Tenant shall fail to pay an installment of Rent on the date such installment of Rent is due, Landlord shall be relieved from any obligation to provide notice to Tenant, and Tenant shall then no longer have a five day period in which to cure any such failure; (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay Rent) for a period of 30 days after Landlord’s delivery to Tenant of written notice of such default under this Section 21.2(b); provided, however, that if the default cannot, by its nature, be cured within such 30 day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial 30 day cure period, then Landlord shall not exercise its remedies under Section 22 unless such default remains uncured for more than 60 days after the initial delivery of Landlord’s original default notice; and, at Landlord’s election, (c) if Tenant vacates or abandons the Premises during the Term.

22.     RIGHTS AND REMEDIES.

22.1.  Landlord’s Cure Rights Upon Default of Tenant. If a Default occurs, then Landlord may (but shall not be obligated to) cure or remedy the Default for the account of, and at the expense of, Tenant, but without waiving such Default.

22.2.  Landlord’s Remedies.       In the event of any Default by Tenant under this Lease, Landlord, at its option, may, in addition to any and all other rights and remedies provided in this Lease or otherwise at law or in equity do or perform any or all of the following:

22.2.1. Terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession to Landlord. In such event, Landlord shall be entitled to recover from Tenant all of: (i) the unpaid Rent that is accrued and unpaid as of the date on which this Lease is terminated; (ii) the worth, at the time of award, of the amount by which (x) the unpaid Rent that would otherwise be due and payable under this Lease (had this Lease not been terminated) for the period of time from the date on which this Lease is terminated through the Expiration Date exceeds (y) the amount of such rental loss that the Tenant proves could have been reasonably avoided; and (iii) any other amount necessary to compensate Landlord for all the detriment proximately caused by the Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of events, would be likely to result therefrom, including but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including renovation and alteration of the Premises, reasonable attorneys’ fees, and that portion of any leasing commission paid by Landlord in connection with this Lease applicable to the unexpired Term (as of the date on which this Lease is terminated). The worth, at the time of award, of the amount referred to in provision (ii) of the immediately preceding sentence shall be computed by discounting such amount at the current yield, as of the date on which this Lease is terminated under this Section 22.2.1, on United States Treasury Bills having a maturity date closest to the stated Expiration Date of this Lease, plus one percent per annum. Efforts by Landlord to mitigate damages caused by Tenant’s Default shall not waive Landlord’s right to recover damages under this Section 22.2. If this Lease is terminated through any unlawful entry and detainer action, Landlord shall have the right to recover in such proceeding any unpaid Rent and damages as are recoverable in such action, or Landlord may reserve the right to recover all or any part of such Rent and damages in a separate suit; or 22.2.2. Continue the Lease and either (a) continue Tenants right to possession or (b) 22.2.4. Without limitation of any of Landlord’s rights in the event of a Default by Tenant, Landlord may also exercise its rights and remedies with respect to any Security under Section 4.4 above. Any and all personal property of Tenant that may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law may be handled, removed or stored by Landlord at the sole risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges for such property of Tenant so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not removed from the Premises as of the Expiration Date or any other earlier date on which this Lease is terminated shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant. Neither expiration or termination of this Lease nor the termination of Tenant’s right to possession shall relieve Tenant from its liability under the indemnity provisions of this Lease.

22.3.  Additional Rights of Landlord. All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest at the rate of 5% per annum above the “prime” or “reference” or “base” rate (on a per annum basis) of interest publicly announced as such, from time to time, by the JPMorgan Chase Bank, or its successor (“Default Interest”), from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord’s or Agent’s submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

22.4.  Event of Bankruptcy. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) “adequate assurance of future performance” by Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment, and any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all accounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as “Rent”, shall constitute “rent” for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant’s bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

23.     BROKER. Tenant covenants, warrants and represents that the broker set forth in Section 1.9(A) was the only broker to represent Tenant in the negotiation of this Lease (“Tenant’s Broker”). Landlord covenants, warrants and represents that the broker set forth in Section 1.9(B) was the only broker to represent Landlord in the negotiation of this Lease (“Landlord’s Broker”). Landlord shall be solely responsible for paying the commission of both Tenant’s Broker and Landlord’s Broker. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder’s fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination or expiration of this Lease.

24.     MISCELLANEOUS.

24.1.  Merger. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

24.2.  Notices. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if (a) personally delivered, or (b) if sent by Federal Express or other comparable commercial overnight delivery service, or (c) sent by certified mail, return receipt requested and postage prepaid, addressed (in the case of any or all of (a), (b) and (c) above) to the other party at the addresses set forth below each party’s respective signature block (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made (i) on the day so delivered or (ii) in the case of overnight courier delivery on the first business day after having been deposited with the courier service and (iii) in the case of certified mail, on the third obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

24.4. Legal Costs. Any party in breach or default under this Lease (the “Defaulting Party”) shall reimburse the other party (the “Nondefaulting Party”) upon demand for any legal fees and court (or other administrative proceeding) costs or expenses that the Nondefaulting Party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise.  Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys’ fees and costs, which sum shall be paid by the losing party. Tenant shall pay Landlord’s attorneys’ reasonable fees incurred in connection with Tenant’s request for Landlord’s consent under provisions of this Lease governing assignment and subletting, or in connection with any other act which Tenant proposes to do and which requires Landlord’s consent.

24.5. Parties Bound. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord’s ownership interest in the Property. In the event of such conveyance and transfer, Landlord’s obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise).  No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

24.6. Recordation of Lease. Tenant shall not record or file this~ Lease (or any memorandum hereof) in the public records of any county or state.

24.7. Governing Law; Construction. This Lease shall be governed by and construed in accordance with the laws of the state in which the Property is located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease Regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

24.8. Time. Time is of the essence for this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Property is located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

24.9. Authority of Tenant. Tenant and the person(s) executing this Lease on behalf of Tenant hereby represent, warrant, and covenant with and to Landlord as follows: the individual(s) acting as signatory on behalf of Tenant is(are) duly authorized to execute this Lease; Tenant has procured (whether from its members, partners or board of directors, as the case may be), the requisite authority to enter into this Lease; this Lease is and shall be fully and completely binding upon Tenant; and Tenant shall timely and completely perform all of its obligations hereunder.

24.10. WAIVER OF TRIAL BY JURY. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

24.11. Relocation. Landlord shall have the right to relocate Tenant from the Premises to comparable (as to size, configuration and improvements) alternative space in the Property or in another building that Landlord (or its affiliate) owns in the same business park or campus in which the Property is located (in either case, the “Replacement Premises”) upon 90 days’ prior written notice to Tenant.  In the event of such a relocation, Landlord shall make reasonable, good faith efforts to coordinate with Tenant a mutually acceptable plan (as to scope and timing) for such relocation, and Landlord shall be responsible for the third party costs actually incurred to accomplish the physical relocation of Tenant (movers and telephone company charges). If the Replacement Premises are larger in size than the original Premises, there shall be no adjustment in Tenant’s Base Rent; however, Tenant’s Proportionate Share shall be appropriately modified, thereby resulting in a potential increase in Tenant’s Additional Rent. If, however, the Replacement Premises is a smaller size (as to rentable square feet) than the original Premises, Landlord shall appropriately adjust both Tenant’s Base Rent and its Proportionate Share.

24.12.           Financial Information. From time to time during the Term, Tenant shall deliver to Landlord that the financial information delivered to Landlord is true, accurate and complete, and that there has been no adverse change in the financial condition of Tenant since the date of the then-applicable financial information.

24.13.  Confidential Information. Tenant agrees to maintain in strict confidence the economic terms of this Lease and any or all other materials, data and information delivered to or received by any or all of Tenant and Tenants’ Parties either prior to or during the Term in connection with the negotiation and execution hereof. The provisions of this Section 24.13 shall survive the termination of this Lease.

24.14.  Submission of Lease.  Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

24.15.  Lien Prohibition. Tenant shall not permit any mechanics or materialmen’s liens to attach to the Premises or the Property. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within 30 days after the filing thereof or, within such thirty (30) day period, Tenant shall provide Landlord, at Tenant’s sole expense, with endorsements (satisfactory, both in form and substance, to Landlord and the holder of any mortgage or deed of trust) to the existing title insurance policies of Landlord and the holder of any mortgage or deed of trust, insuring against the existence of, and any attempted enforcement of, such lien or encumbrance. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with Default Interest thereon, which expenses shall include reasonable fees of attorneys of Landlord’s choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises or the Property.

24.16.  Counterparts.  This Lease may be executed in multiple counterpart~, but all such counterparts shall together constitute a single, complete and fully-executed document.

[Signature Page Follows]

LANDLORD:

Carlyle/FR Houston Investors, L.P.

Delaware limited partnership

By: FR Houston, LP., a Delaware limited partnership

Its: Sole General Partner

By: FR Houston, GP LLC, a Delaware limited company

Its: Sole General Partner

By: First Industrial Realty Trust, Inc. a Maryland corporation
Its: General Partner

By:	/Troy MacManc/
Troy MacManc
Regional Director

TENANT:

MCFSA, LTD., a Texas Limited partnership

By:	/Robert Roller/
President

Date: 12/20/2006
Tax Id: 74-302036

Landlord’s Addresses for Notices:	Tenant’s Addresses for Notices:

Carlyle/FR Houston Investors, L.P.	MCFSA, LTD.
311 South Wacker Drive, Suite 4000	10624 Rockley Road
Chicago, Illinois 60606	Houston, Texas 77099
Attn: Executive Vice President-Operations	Attn: Robert Roller

With a copy to:

First Industrial Realty Trust, Inc.

6925 Portwest Drive, Suite 100

Houston, Texas 77024

Attn: Regional Director

With a copy to:

Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLP

333 West Wacker Drive

Suite 2700

Chicago, illinois 60606

Attn: Suzanne Bessette-Smith

Lease Exhibit A-1.  This page is a floor plan and could not be included in this document as it is not convertible to HTML format for submission to SCC.

Copy of plan may be requested from Investor Relations if so required.

LEASE EXHIBIT A

ALL THAT CERTAIN 3.9693 ACRES OF LAND AND BEING A PORTION OF BLOCK 2 UNRESTRICTED RESERVE B, SOUTHWEST PARK~ SECTION 3, ACCORDING TO THE PLAT THEREOF, RECORDED IN VOLUME 221, PAGE 65, HARRIS COUNTY MAP RECORDS, HARRIS COUNTY, TEXAS AND BEING MORE PARTICULARLY DESCRIBED BY METES ANT) BOUNDS AS FOLLOWS:

COMMENCING AT THE NORTHEAST CORNER OF RESERVE “B”, LOCATED IN THE WESTERLY RIGHT-OF-WAY LINE OF BROOKLET DRIVE (60 FEET WIDE);

THENCE NORTH 69 DEGREES 58 MINUTES 00 SECONDS WEST - 793.76 FEET, ALONG THE NORTHERLY LINE OF RESERVE “B”, TO A 5/8 INCH IRON ROD FOUND FOR THE POINT OF BEGINNING OF THE HEREIN DESCRIBED TRACT;

THENCE SOUTH 20 DEGREES 00 MINUTES 00 SECOND WEST ALONG THE COMMON SOUTHEASTERLY LINE OF THE HEREIN DESCRIBED TRACT AND THE NORTHWESTERLY LINE OF 4.956 ACRES PER HARRIS COUNTY CLERK’S FILE NO. P233989, 354.80 FEET, TO A 5/8 INCH IRON ROD FOUND LOCATED IN THE NORTHERLY RIGHT-OF-WAY LINE OF ROCKLEY ROAD (60 FEET WIDE) AND THE SOUTHERLY LINE OF SAID RESERVE “B”;

THENCE NORTH 70 DEGREES 00 MINUTES 00 SECONDS WEST, 4.87.14 FEET, ALONG SAID RIGHT-OF-WAY LINE AND SAID SOUTHERLY LINE OF RESERVE “B” TO A 5/8 INCH IRON ROD FOUND FOR CORNER;

THENCE NORTH 20 DEGREES 00 MINUTES 00 SECONDS EAST ALONG THE COMMON NORTHERLY LINE OF THE HEREIN DESCRIBED TRACT AND THE SOUTHEASTERLY LINE OF 3.2 12 ACRES OUT OF RESERVE “B”, BLOCK 2 PER HARRIS COUNTY CLERK’S FILE NO. P023084, 355.08 FEET, TO A POINT IN THE NORTHERLY LINE OF SAID RESERVE “B” FROM SAID POINT A 5/8 INCH IRON ROD FOUND BEARING SOUTH 64 DEGREES 53 MINUTES 55 SECONDS WEST, 0.46 FEET;

THENCE SOUTH 69 DEGREES 58 MINUTES 00 SECONDS EAST ALONG THE COMMON NORTHERLY LINE OF THE HEREIN DESCRIBED TRACT AND THE SOUTHERLY LINE OF 43.4181 ACRES OUT OF W.E. SANDERS SURVEY A-1137 PER HARRIS COUNTY CLERK’S FILE NO. G362260, 487.14 FEET, ALONG SAID NORTHERLY LINE OF RESERVE “B”, TO THE POINT OF BEGINNING AND CONTAINING 3.9693 ACRES (172,906 SQUARE FEET) OF LAND, MORE OR LESS.

LEASE EXHIBIT B – Tenant Operations Inquiry Form

This page is a table and could not be included in this document as it is not convertible to HTML format for submission to SCC.

Copy of table may be requested from Investor Relations if so required.

LEASE EXHIBIT C – Landlords work

Landlord shall provide to Tenant a Tenant Improvement Allowance of up to Twenty-Seven Thousand and 00/100 Dollars ($27,000.00) towards Tenant’s costs related to construction of the improvements to the Premises (which shall include, without limitation, space planning costs, architectural and engineering fees, general contractor fees and other similar fees and expenses). Tenant shall bear the entire cost of any improvements to be installed by Landlord in the premises in excess of the improvement allowance of Twenty-Seven Thousand and 00/100 Dollars ($27,000.00) and shall pay for such excess over the Allowance as hereinafter provided. In the event the improvements and the estimated cost for same exceeds the Allowance, Tenant shall pay to Landlord prior to commencement of such construction, an advance payment equal to one-half (1/2) of the amount of such excess over the Allowance as reasonably estimated by Landlord. Notwithstanding any provision contained herein to the contrary, it is understood and agreed that Landlord shall have no obligation to commence installation of any improvements until (a) Tenant shall have furnished to Landlord and Landlord shall have approved the final working drawings as required by the provision hereof, (b) Landlord shall have received Tenants advance payment (described above) for the amount of the cost of improvements in excess of the Allowance and (c) Landlord and Tenant shall have approved the total cost of any change order. Upon Substantial Completion of the installation of the improvements and prior to occupancy by Tenant, Tenant shall pay Landlord the remainder of the actual amount of the excess cost incurred over the Allowance. In no event shall credit be given to Tenant for any Allowance not utilized.

INTERIOR IMPROVEMENTS

All improvements must comply with all applicable governmental regulations. Prior to beginning construction of any such improvements, Tenant shall submit architectural drawings of the proposed improvements to Landlord.

The Tenant Improvement Allowance shall be used towards the performance of the following improvements:

1.  Demo and construct offices to match the floor plan attached as Exhibit A-i.

2.  Provide new carpet and VCT in office areas.

Tenant agrees to accept possession of the Premises on the Lease Commencement Date as stated in Section 1.6., prior to the completion of construction. Additionally, MCFSA, LTD., hereby agrees to indemnify and hold harmless to Carlyle/FR Houston Investors, LP, at 6925 Portwest Drive, Suite 100, Houston, Texas 77024 and Carlyle/FR Houston Investors, LP at 311 S. Wacker Drive, Suite 4000, Chicago, Illinois, 60606 against any loss or damage to materials and/or equipment at 10624 Rockley Road, Houston, Texas 77099 during the time period, which construction is being performed in the space.

LEASE EXHIBIT D

Conformation of Commencement Date

(Tenant’s Name and Address]

RE:       [Describe lease, by title and date (the “Lease”); name Landlord and Tenant]

Dear [Name of Contact Person at Tenant]:

This letter shall confirm that the Commencement Date for the above-referenced Lease is [specify Commencement Date].

[Name of Tenant], as Tenant, hereby acknowledges the following: (i) Tenant is in possession of the Premises (as defined in the Lease); (ii) the Lease is in full force and effect; (iii) Landlord is not in default under the Lease; and (iv) possession of the Premises is accepted by Tenant as having been delivered in accordance with the terms and conditions of the Lease.

Our records indicate the following information for the [Number of square feet comprising Premises] square feet of space:

Commencement Date:                                                                                    200

Base Rent Commencement Date:                                                                         200

Next Monthly Base Rent Due:                                                                       200

Operating Expense Commencement Date:                                                                  200_

Lease Expiration Date:                                                                                  200

Please sign two (2) copies of this letter in the space provided below acknowledging your agreement with the above and return them to me at my office. I suggest you attach a copy of this letter to your copy of the Lease.

Thank you again for your cooperation and assistance regarding this matter. Please contact me at any time should you have questions regarding the lease, building, or any related manner.                                ,~. .

Sincerely,                                                 Acknowledged and Agreed to this         day of

                                                                          20

[Name]                                                    [Name              of              Tenant]

Property Manager

By:
Title:

LEASE EXHIBIT H

Broom Clean Condition and Repair Requirements

•  All lighting is to be placed into good working order. This includes replacement of bulbs, ballasts, and lenses as needed.

•  All truck doors and dock levelers should be serviced and placed in good operating order (including, but not limited to, overhead door springs, rollers, tracks and motorized door operator). This would include the necessary (a) replacement of any dented truck door panels, broken panels and cracked lumber, and (b) adjustment of door tension to insure proper operation. All door panels that are replaced shall be painted to match the Building standard.

•  All structural steel columns in the warehouse and office should be inspected for damage, and must be repaired. Repairs of this nature shall be pre-approved by the Landlord prior to implementation.

•  HVAC system shall be in good working order, including the necessary replacement of any parts to return the unit to a well-maintained condition. This includes, but is not limited to, filters, thermostats, warehouse heaters and exhaust fans. Upon move- out, Landlord will have an exit inspection performed by a certified mechanical contractor to determine the condition of the HVAC system.

•  All holes in the sheet rock walls shall be repaired prior to move-out. All walls shall be clean.

•  The carpets and vinyl tiles shall be in a clean condition and shall not have any holes or chips in them. Flooring shall be free of excessive dust, dirt, grease, oil and stains. Cracks in concrete and asphalt shall be acceptable as long as they are ordinary wear and tear, and are not the result of misuse.

•  Facilities shall be returned in a clean condition, including, but not limited to, the cleaning of the coffee bar, restroom areas, windows, and other portions of the Premises.

•  There shall be no protrusion of anchors from the warehouse floor and all holes shall be appropriately patched.    If achinery/equipment is removed, the electrical lines shall be properly terminated at the nearest junction box.

•  All exterior windows with cracks or breakage shall be replaced. All windows shall be clean.

•  Tenant shall provide keys for all locks on the Premises, including front doors, rear doors, and interior doors.

•  All mechanical and electrical systems shall be left in a safe condition that confirms to code. Bare wires and dangerous installations shall be corrected to Landlord’s reasonable satisfaction.

•  All plumbing fixtures shall be in good working order, including, but not limited to, the water heater. Faucets and toilets shall not leak.

•  All dock bumpers shall be left in place and well-secured.

•  Drop grid ceiling shall be free of excessive dust from lack of changing filters. No ceiling tiles may be missing or damaged.

•  All trash shall be removed from both inside and outside of the Building.

•  All signs in front of Building and on glass entry door and rear door shall be removed.

LEASE EXHIBIT F

Termination Option

Provided Tenant has not been or currently is in default during the term of this Lease, beyond any applicable notice and cure period, Tenant shall have a one-time option to terminate this Lease effective on March 31, 2010. This termination option shall be null and void, and of no further force, unless Tenant complies with the following provisions for the exercise of this option: 1) at least 180 days prior to the date on which the early termination would be effective, Tenant shall deliver to Landlord, in the manner of delivery specified in this Lease for notices, a letter noticing Landlord of Tenant’s intent to terminate; and ii) such letter shall be accompanied by a check in the amount of $19,104.00 as a penalty which includes reimbursement of unamortized Tenant Improvements and Commissions.

LEASE EXHIBIT G

Tenant Contact Information

Name:    Gregg Mulliris

Address:    10624 Rockely Road

  Houston, TX 77099

Phone: (281) 9245668

Fax:

E-mail:gmullins@metroplex-control.com

Property Evaluation Survey Contact

Name:

Address:

Phone:

Fax:

E-mail:

Accouisting/Biilling Contact (Please include the address that you would like the monthly rent statements to be mailed to)

Name: Jessica Lewis

Address: 10624 Rockely Road

Houston T X 77099

Phone: (832)5666-269O

Fax:

E-mail :jlewis@metroplex-control.com

Emergency/Office Contact

Name: Gregg Muflins

Address.10624 RockeIy Road

                Houston TX 77O99~

Phone: (281) 9245668

Fax:

Mobile:   (281) 9245668